FOR IMMEDIATE RELEASE

COMARCO PURSUES STRATEGIC ALTERNATIVES

Laguna Niguel, CA, April 23, 2018 – Comarco’s Board of Directors announced today that it has initiated an expansion of its ongoing efforts to maximize the value of the Company’s assets for its shareholders. The potential options being considered include, but are not necessarily limited to one or more of: (1) obtaining additional financing to pursue additional patent infringement lawsuits against companies selling products that we believe infringe on our patented intellectual property, (2) potentially merging the Company with another entity, and/or (3) the potential monetization/sale of some or all of the Company’s non-cash assets.

As of April 20, 2018, the Company’s non-cash assets that potentially have value include (1) a patent portfolio that includes 53 issued U.S. patents and, in addition, pending application(s), (2) federal and state net operating tax loss carryforwards, and (3) the Company’s status as publicly-traded corporation.

As of January 31, 2017, the date of the Company’s last audited financial statements, the Company had a net operating tax loss carryforward of $36.0 million for federal and $29.7 million for state, which will begin to expire in years 2026 through 2035. As of April 20, 2018, the Company had no debt. The Company’s only long-term liability is the $700,000 Series A Contingent Convertible Preferred Stock (the “Preferred”) that may, subject to certain conditions and events, convert into common shares and warrants pursuant to the terms of the Preferred.

The Company’s patent portfolio addresses sophisticated charging challenges, including charging multiple devices simultaneously and the related identification of power draw requirements of certain portable electronic devices as well as other compact, light-weight portable electronic form factors. Our patent portfolio covers the charging of electronic devices through multiple different modalities including USB charging.

In addition to our 53 issued U.S. patents and additional U.S. patent application(s) pending, our portfolio also includes 38 foreign patents. For expense management reasons, we have discontinued the maintenance of some of our foreign patents. Approximately 21 of our 53 issued U.S. patents are enforceable only for infringement that occurred between April 2008 and April 2014. The remaining 32 US patents extend into 2024 with priority dates extending back to January 2004.

We believe that numerous products currently marketed in the U.S. are likely to infringe on our patented intellectual property. To date, we have prevailed on a significant percentage of our enforcement actions. However, the royalty stream achieved to date is not sufficient for the Company to self-fund additional enforcement actions.

About Comarco

Based in Laguna Niguel, Calif., Comarco has developed technologies for the charging of portable battery powered devices. Our technology is aimed at the mobile user and charge a multitude of devices ranging from laptop computers, tablets, mobile phones, smart phones as well as many other devices. Our portfolio of 53 U.S. patents and 38 foreign patents is the result of years of research and development initiatives. The Company’s Web site can be found at www.comarco.com

Contact:

Tom Lanni

President & CEO

Comarco Inc.

23891 Cabot Road, Suite 300

Laguna Niguel, CA 92677

(949)599-7460